EXHIBIT 23.1

The Board of Directors
Annuity and Life Re (Holdings), Ltd.

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-76229) of Annuity and Life Re (Holdings), Ltd. of our report dated March 5, 2004 with respect to the consolidated balance sheets of Annuity and Life Re (Holdings), Ltd. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003 and the related schedule, which report appears in the December 31, 2003 Form 10-K of Annuity and Life Re (Holdings), Ltd.

Our report contains an explanatory paragraph that states that the accompanying consolidated financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered significant losses from operations and experienced liquidity demands that raise substantial doubt about its ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 2. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

Our report refers to a change in the method of accounting for derivative financial instruments and hedging annuities as of January 1, 2001.

KPMG
Hamilton, Bermuda
March 15, 2004